UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  October 31, 2006

STANDEX INTERNATIONAL CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	1-7233	31-0596149
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

6 Manor Parkway, Salem, New Hampshire	03079
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (603) 893-9701

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

*	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

*	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

*	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

*	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Standex International Corporation

SECTION 1 – REGISTRANT’S BUSINESS AND OPERATIONS

ITEM 1.01 – MATERIAL DEFINITIVE AGREEMENTS

At its meeting held on October 31, 2006, the Board of Directors of Standex International Corporation voted to change its directors’ compensation program.  The existing program consists of three separate prongs – 1) a cash retainer, 2) a restricted stock award, and 3) per Board and Committee meeting fees paid in cash.

The Board voted to eliminate the per Board and Committee meeting fees, out of a belief that incentives for meeting attendance should not be needed.  Effective January 1, 2007, the cash retainer provided to Board members will be $40,000, payable in four quarterly installments.  Directors may defer the receipt of all or a portion of such payment in accordance with the same terms as executives of the Company are permitted to defer a portion of their annual bonuses under the Management Stock Purchase Program (MSSP) component of the Company’s 1998 Long Term Incentive Plan.

Effective as of October 31, 2006, and continuing each year thereafter, each director shall receive restricted stock having a value, based on the closing price of the Company’s stock on the date of the Annual Shareholders Meeting (or such other date as the Board may in the future approve in advance), of $30,000.

The Chair of the Audit Committee shall also receive an annual cash retainer of $5,000 and each Audit Committee member, to reflect the significant time commitment needed to serve on that Committee, shall receive an additional annualized cash retainer of $2,000.  The Chair of the Compensation Committee shall receive an annual cash retainer of $4,000.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

STANDEX INTERNATIONAL CORPORATION

(Registrant)

Christian Storch Chief Financial Officer

Date: November 2, 2006

Signing on behalf of the registrant and as principal financial officer